EAGLE TEST SYSTEMS, INC.
2007 MANAGEMENT BONUS PLAN
I.	PURPOSE
     The purpose of the Eagle Test Systems, Inc. 2007 Management Bonus Plan (the “Plan”) is to provide to executive officers and other key employees of Eagle Test Systems, Inc. (the “Company”) competitive compensation opportunities that are aligned with and promote the overall financial objectives of the Company and its stockholders. In addition to base salary and long-term equity awards, this will be accomplished through incentives payable in the form of cash bonuses designed to reward executive officers and other key employees of the Company for the financial and operational success of the Company.
II.	AGGREGATE BONUS POOL
     The aggregate bonus pool allocable to executive officers and other key employees of the Company is based the achievement of certain levels of fiscal 2007 operating income. At various levels of operating income a specified percentage of operating income is allocated to the bonus pool. The table below illustrates the amount allocable to the bonus pool at specific levels of operating income. At levels of operating income between those specified below, the amount allocated to the bonus pool shall be calculated by multiplying the level of operating income by a specified percentage at each level.

Post-Bonus Operating Income	Amount of Bonus Pool
Less than $19,200,000	-0-
$20,300,000	$790,000
$22,600,000	$1,180,000
$33,900,000	$1,610,000
$45,200,000	$1,900,000
$56,500,000	$2,170,000
III.	BONUS POOL PARTICIPANTS
     The following table sets forth the executive officers of the Company that are eligible to participate in the Plan, along with the percentage of the bonus pool that the participant is eligible to receive upon the achievement of the financial performance goals of the Company and the individual performance goals of the participant. Additional executive officers and key employees shall be eligible to participate in the Plan upon the recommendation of the Chief Executive Officer and the approval of the Compensation Committee, and shall share in the remaining percentage of the bonus pool.

Participant	Percentage of Bonus Pool
Chief Executive Officer Chief Operating Officer Chief Financial Officer Chief Technical Officer Other Key Employees	30% 21% 7% 6% 36%
IV.	PERFORMANCE MEASUREMENT AND WEIGHTING
     For all participants in the Plan, bonus awards under the plan shall be tied to the financial performance goals of the Company (50% of bonus weighting) and the individual performance goals of the executive officers or other key employees of the Company (50% of bonus weighting). The portion of the bonus tied to the individual performance goals shall be based on the evaluation and recommendation of the Chief Executive Officer and approval of the Compensation Committee. The Compensation Committee shall evaluate and approve the portion of the bonus tied to the individual performance goals of the Chief Executive Officer.
V.	MISCELLANEOUS
     The Compensation Committee and/or Board of Directors retain the right to amend, alter, or terminate this Plan at any time. All decisions made by the Compensation Committee and/or Board of Directors regarding administration and interpretation of the Plan shall be final and binding on all persons, including the Company and the participants.